ACCEPTANCE INSURANCE COMPANIES INC.
NAMES BAXTER CFO

Acceptance Insurance Companies Inc. has named William R. Baxter Chief Financial Officer. Mr. Baxter replaces Dwayne D. Hallman who resigned to accept a position with another insurance company. Prior to this recent appointment, Mr. Baxter served as the Company's GAAP Controller.

Contacts:

J. Michael Gottschalk
Chief Legal Officer
Acceptance Insurance Companies Inc.
712.328.3918